As filed with the Securities and Exchange Commission on February 24, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE AES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	54-11263725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4300 Wilson Boulevard, Suite 1100, Arlington, Virginia	22203
(Address of Principal Executive Offices)	(Zip Code)

Employees’ Thrift Plan of

Indianapolis Power & Light Company

(Full title of the plan)

Zafar A. Hasan	Copy to:
Assistant General Counsel	Amy I. Pandit, Esq.
The AES Corporation	Morgan, Lewis & Bockius LLP
4300 Wilson Boulevard, Suite 1100	One Oxford Centre
Arlington, Virginia 22203	Thirty-Second Floor
(703) 522-1315	301 Grant Street
(Name and address, including zip code, and	Pittsburgh, PA 15219
telephone number of agent for service)	(412) 560-3300

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01	10,000,000(2)(3)(4)	$13.75	$137,500,000	$15,758

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Act”), based upon the average of the high and low sales prices of the Common Stock of the Registrant reported on New York Stock Exchange on February 22, 2012.
(2)	Shares of the Registrant are issuable under the Employees’ Thrift Plan of Indianapolis Power & Light Company pursuant to the terms of the Agreement and Plan of Share Exchange between the Registrant and IPALCO Enterprises, Inc., dated as of July 15, 2000.
(3)	In addition, pursuant to Rule 416(c) under the Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(4)	Pursuant to Rule 416(a) under the Act, this Registration Statement also covers such additional shares as may hereinafter be offered to prevent dilution from stock dividends, stock splits, recapitalizations or other similar transactions.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register an additional 10,000,000 shares of common stock, $0.01 par value, of the Registrant, to be issued under the Employees’ Thrift Plan of Indianapolis Power and Light Company (the “Plan”) and an indeterminate number of Plan interests. In accordance with General Instruction E to Form S-8, the contents of the Registration Statement (Registration No. 333-156242, Registration No. 333-82306, Registration No. 333-115028 and Registration No. 333-135128) previously filed with the Securities and Exchange Commission relating to the Plan are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Experts

The consolidated financial statements of The AES Corporation included in The AES Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011 including the schedule appearing therein, and the effectiveness of The AES Corporation’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included in such Form 10-K therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of The AES Corporation’s internal control over financial reporting (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of the Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included in such Form 11-K therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Item 8. Exhibits

Exhibit No.	Description

23.1	Consent of Ernst & Young LLP with respect to the Registrant

23.2	Consent of Ernst & Young LLP with respect to the Plan

24.1	Power of Attorney

Pursuant to the instructions to Part II, Item 8 of Form S-8, no opinion of counsel as to the legality of common shares is provided because the common stock to be issued under the Plan will not be original issue shares.

The Company hereby undertakes that it has submitted the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify the Plan.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on February 24, 2012.

THE AES CORPORATION

By:	/s/ Victoria D. Harker

Victoria D. Harker
Chief Financial Officer and President, Global Business Services (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 24, 2012.

Signature	Capacity

*	President, Chief Executive Officer and Director
Andres Gluski	(Principal Executive Officer)

*	Director
Zhang Guo Bao

*	Director
Samuel W. Bodman, III

Director
Kristina M. Johnson

*	Director
Tarun Khanna

*	Director
John A. Koskinen

Director
Philip Lader

*	Director
Sandra O. Moose

*	Director
John B. Morse, Jr.

*	Chairman and Lead Independent Director
Philip A. Odeen

*	Director
Charles O. Rossotti

*	Director
Sven Sandstrom

/s/ Victoria D. Harker	Chief Financial Officer and President,
Victoria D. Harker	Global Business Services (Principal Financial Officer)

/s/ Mary E. Wood		Vice President and Controller
Mary E. Wood		(Principal Accounting Officer)

*By:	/s/ Brian A. Miller

Brian A. Miller
Attorney-in-fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Arlington, Commonwealth of Virginia, on February 24, 2012.

EMPLOYEES’ THRIFT PLAN OF
INDIANAPOLIS POWER & LIGHT COMPANY

By:	/s/ Kelly Huntington

Kelly Huntington, on behalf of the Employees’ Pension & Benefits Committee, Indianapolis Power & Light Company, Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Ernst & Young LLP with respect to the Registrant

23.2	Consent of Ernst & Young LLP with respect to the Plan

24.1	Power of Attorney